Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

     We consent to the incorporation by reference in the Registration Statements on Form S-3 No. 333-34186, Form S-3 No. 333-42610, Form S-3 No. 333-53976, Form S-3 No. 333-73181, Form S-3 No. 333-73183, Form S-3 No. 333-78233, Form S-8 No. 333-78215, Form S-3 No. 333-78235, Form S-3 No. 333-80257, Form S-3 No. 333-81136, Form S-3 No. 333-94943 and Form S-3 No. 333-97409 and in their related prospectuses of our report dated November 27, 2002, with respect to the consolidated financial statements and schedule for the years ended December 31, 2001 and 2000 of Capital Automotive REIT included in this Current Report on Form 8-K.

/s/ ERNST & YOUNG LLP

McLean, VA
December 16, 2002